EXHIBIT 99.2


 CRIIMI MAE Hires Investment Bank Friedman, Billings, Ramsey & Co., Inc. to
                      Evaluate Strategic Alternatives

ROCKVILLE, MD, May 20, 2002, -- The Board of Directors of CRIIMI MAE Inc. (NYSE:CMM) has hired investment banking firm Friedman, Billings, Ramsey and Co., Inc. (NYSE: FBR) to assist the Board with an evaluation of strategic alternatives designed to maximize shareholder value. FBR will help the Board analyze opportunities concerning refinancing of the Company's existing debt and other strategic alternatives, including the possible sale of assets or the Company.

CRIIMI MAE Chairman William B. Dockser said, "We have been committed to maximizing shareholder value since CRIIMI MAE was founded in 1989. Since emerging from Chapter 11 in April 2001, the Company has been pursuing strategies for replacing its exit financing. This exit financing permitted CRIIMI MAE to pay off its creditors in full and successfully emerge from bankruptcy. However, it contains restrictions that limit the Company's financial flexibility. This, we believe, has resulted in the value of CRIIMI MAE's shares trading below the Company's book value per share. Given what we believe to be a stabilizing trend in commercial real estate mortgage loans, we believe this is the right time to hire FBR. The Board will look to FBR for assistance in exploring possible ways of achieving improved financial flexibility and other strategic alternatives to maximize shareholder value."

The Company also announced that it believes that the $7.00 per share offer received on May 8, 2002 is inadequate and not in the best interest of the shareholders.

CRIIMI MAE Inc. (NYSE:CMM) is a commercial mortgage company based in Rockville-Md. CRIIMI MAE holds a significant portfolio of commercial mortgage-related assets and performs, through its servicing subsidiary, mortgage servicing functions for $18.8 billion of commercial mortgage loans.

As of March 31, 2002, shareholders' equity was approximately $238 million or $13.81 per diluted share.

For further information, see CRIIMI MAE's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.


Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) is a financial holding company for businesses that provide investment banking, institutional brokerage, specialized asset management, and banking products and services. FBR provides capital and financial expertise throughout a company's lifecycle and affords investors access to a range of


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proprietary   financial   products  and  services.   Headquartered  in  the
Washington metropolitan area, FBR has offices in Arlington, Va., and Bethesda, Md., and in Atlanta, Boston, Charlotte, Cleveland, Dallas, Denver, Irvine, Ca., New York City, Portland, Seattle, London, and Vienna. Bank products and services are offered by FBR National Bank & Trust, member FDIC and an Equal Housing Lender.


Note: Forward-looking statements contained in this release involve a variety of risks and uncertainties. There can be no assurance that the Company will be able to achieve financial flexibility through, among other things, a refinancing, sale of assets or other transaction or effect other strategic alternatives that enhance shareholder value. These risks and uncertainties include whether defaults on the Company's underlying mortgage loans will stabilize; the trends in the commercial real estate and CMBS markets; competitive pressures; the effect of future losses on the Company's need for liquidity; general economic conditions, restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured borrowings (including a repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured borrowings; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; the likelihood that mark-to-market losses will increase and decrease due to changes in the fair market value of the Company's trading assets, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.


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